BIOPURE                                          Contact:   Douglas Sayles
                                                            Biopure Corporation
                                                            (617) 234-6826
                                                            IR@biopure.com


FOR IMMEDIATE RELEASE



            BIOPURE ANNOUNCES RESIGNATION OF CHIEF EXECUTIVE OFFICER



CAMBRIDGE, Mass., February 24, 2004 - Biopure Corporation (Nasdaq: BPUR) today announced the resignation of Thomas A. Moore from his positions as President, Chief Executive Officer and a member of the Board of Directors, effective immediately. Moore, who joined the company in July 2002, is stepping down to pursue other interests. Francis H. Murphy, the company's Senior Vice President of Engineering and Process Technology and former Chief Financial Officer, is serving as interim CEO until Moore's replacement is named.

"I've enjoyed the challenges at Biopure, and my decision to leave was a difficult one," said Moore. "I remain a strong advocate for the important role Biopure's oxygen therapeutics can play in medicine."

Murphy has 40 years of experience in finance and accounting, manufacturing, engineering, and business planning and operations at Corning Incorporated, Costar Corporation, The Gillette Company, and The Boeing Company. Prior to joining Biopure in 1999, he had been International Vice President and business manager for Japan, Latin America and Asia Pacific for the Corning Science Products Division of Corning Incorporated. He holds an M.B.A. degree from Boston University and a B.S. degree in industrial engineering and a B.A. degree from Rutgers University.

Biopure Corporation
Biopure Corporation, headquartered in Cambridge, Mass., is a leading developer, manufacturer and marketer of a new class of pharmaceuticals, called oxygen therapeutics, which are intravenously administered to deliver oxygen to the body's tissues. Hemopure(R) [hemoglobin glutamer - 250 (bovine)], or HBOC-201, is approved in South Africa for the treatment of acutely anemic surgical patients and for the elimination, delay or reduction of red blood cell transfusions in these patients. Oxyglobin(R) [hemoglobin glutamer - 200 (bovine)], or HBOC-301, is the only product of its kind approved by the U.S. Food and Drug Administration and the European Commission for the treatment of anemia in dogs.

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